Farmer Mac to Present at the
Southwest IDEAS Investor Conference

WASHINGTON, November 13, 2019 — Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced that the company will participate in the Southwest IDEAS Investor Conference on Thursday, November 21, 2019 at the Westin Dallas Downtown in Dallas, Texas.

Brad Nordholm, Farmer Mac’s President and Chief Executive Officer, will present at 1:40 p.m. CST (2:40 p.m. EST) and be available for one-on-one investor meetings. The presentation will be webcast live and may be accessed via the investor relations section of Farmer Mac’s website: https://www.farmermac.com/investors/events-presentations/

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than 30 years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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